EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 on Form S-3 to Registration Statement on Form S-1 (No. 333-131488) of Genius Products, Inc. of our report dated April 13, 2006, relating to our audits of the consolidated financial statements and the financial statement schedule, incorporated by reference in this Registration Statement by reference to the Annual Report on Form 10-K of Genius Products, Inc. for the year ended December 31, 2005, and to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California

October 11, 2006